Willamette Valley Vineyards

	Nonqualified Stock Option Agreement

	Number  92N-

Date of Grant:
Optionee (s):	("Optionee")
Shares Subject to Option:	("Shares")
Exercise Price:	("Exercise Price")


Willamette Valley Vineyards, Inc., an Oregon corporation (the "Company"), hereby grants to Optionee an option to purchase the Shares, at the Exercise Price (the "Option"), subject to the terms, definitions and provisions of the Company's 1992 Stock Incentive Plan (the "Plan"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference. The terms defined in the Plan shall have the same defined meanings herein.


1. Nature of the Option. This Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code
of 1986, as amended (the "Code").1.	Nature of the Option.  This Option is
not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2. Exercise Price. The Exercise Price is not less than the fair market value per share of Common Stock on the date of grant, as determined by the Board of Directors of the Company.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Section 9 of the Plan as follows:3. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Section 9 of the Plan as follows:

   a. Right to Exercise.
     (1) Subject to subsections 3(a)(2) and (3) below, this Option shall be exercisable in accordance with the exercise schedule set forth on Schedule 1 (the "Exercise Schedule"). The Shares issued shall be subject to the terms of the Shareholder Agreement attached hereto as Exhibit B (the "Shareholder Agreement"). The Optionee agrees to execute a copy of the Shareholder Agreement at the time of exercise, but acknowledges that the restrictions set forth therein shall be binding upon the Optionee notwithstanding the Optionee's failure to execute a copy of the Shareholder Agreement.
     (2) This Option may not be exercised for a fraction of a Share.
     (3) In the event of the Optionee's death, disability or other termination of employment, the exercisability of this Option is governed by Sections 6, 7 and 8 below.
   b. Method of Exercise. This Option shall be exercisable by written notice in the form attached hereto as Exhibit C, as amended from time to time. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the President, Secretary or Chief Financial Officer of the Company. The written notice shall be accompanied by payment of the exercise price. The exercise price must be paid in cash or, with the consent of the Board, by a promissory note or delivery of other Shares having a fair market value on the date of surrender equal to the aggregate exercise price. The Optionee must also deliver a duly executed copy of the Shareholder Agreement. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the exercise price and an executed copy of the Shareholder Agreement.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.


4. The Optionee's Representations. By receipt of this Option, by its execution and by its exercise in whole or in part, the Optionee represents to
the Company that the Optionee understands that:4.	The Optionee's
Representations. By receipt of this Option, by its execution and by its exercise in whole or in part, the Optionee represents to the Company that the Optionee understands that:
   a. both this Option and any Shares purchased upon its exercise are securities, the issuance by the Company of which requires compliance with
federal and state securities laws;a.	both this Option and any Shares
purchased upon its exercise are securities, the issuance by the Company of which requires compliance with federal and state securities laws;
   b. these securities are made available to the Optionee only on the condition that the Optionee makes the representations contained in this
Section 4 to the Company;b.	these securities are made available to the
Optionee only on the condition that the Optionee makes the representations contained in this Section 4 to the Company;
   c. the Optionee has made a reasonable investigation of the affairs of the Company sufficient to be well informed as to the rights and the value of these securities;
   d. the Optionee understands that the securities have not been registered under the Securities Act of 1933 (the "Act") in reliance upon a specific exemption contained in that Act which depends upon the Optionee's bona fide investment intention in acquiring these securities; that the Optionee's intention is to hold these securities for the Optionee's own benefit for an indefinite period; that the Optionee has no present intention of selling or transferring any part thereof (recognizing that the Option is not transferable) and that there may be certain restrictions on transfer of the Shares subject to the Option;
   e. the Optionee understands that the Shares subject to the Option, in addition to other restrictions on transfer, must be held indefinitely unless subsequently registered under the Act, or unless an exemption from registration is available; that Rule 144, the usual exemption from registration, is only available after the satisfaction of certain conditions, including a required holding period; and that otherwise it will be necessary that the Shares be sold pursuant to another exemption from registration which may be difficult to satisfy; and
   f. the Optionee understands that the certificate representing the Shares will bear a legend prohibiting their transfer in the absence of their registration or the opinion of counsel acceptable to counsel for the Company that registration is not required.

5. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

6. Termination of Status as an Employee or Consultant. If the Optionee is an Employee and ceases to serve as an Employee or if the Optionee is a Consultant and ceases to serve as a Consultant, then the Optionee may, but only within 3 months after the date he ceases to be an Employee or Consultant (as the case may be), exercise this Option to the extent that he was entitled to exercise it at the date of such termination pursuant to the Exercise Schedule. To the extent that he was not entitled to exercise this Option at the date of termination, or if he does not exercise this Option within the time specified herein, this Option shall terminate.

7. Disability of the Optionee. Notwithstanding the provisions of Section 6 above, if the Optionee is unable to continue his employment or consulting relationship with the Company as a result of his permanent and total disability (as defined in Section 22(e)(3) of the Code), he may, but only within twelve months from the date of termination of employment or consulting relationship, exercise this Option to the extent he was entitled to exercise it at the date of such termination pursuant to the Exercise Schedule. To the extent that he was not entitled to exercise this Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, this Option shall terminate.

8. Death of the Optionee. In the event of the death of the Optionee during the term of this Option and while an Employee or Consultant of the Company and having been in continuous status as an Employee or Consultant since the date of grant of this Option, this Option may be exercised, at any time within twelve months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent he was entitled to exercise it at the date of his death pursuant to the Exercise Schedule.

9. Nontransferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

10. Term of Option. Notwithstanding Section 9, this Option may not be exercised more than 10 years and 1 day from the date of grant of this Option and may be exercised during such term only in accordance with the Plan and the terms of this Option.

11. Taxation Upon Exercise of Option. The Optionee understands that, upon exercise of this Option, he will recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares over the exercise price. The Company will be required to withhold tax from the Optionee's current compensation with respect to such income. To the extent that the Optionee's current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option. Upon a resale of such shares by the Optionee, any difference between the sale price and the fair market value of the Shares on the date of exercise of the Option will be treated as capital gain or loss.

12. Miscellaneous. The Optionee acknowledges that the Company has no additional obligation to issue or sell securities to the Optionee.

Willamette Valley Vineyards

By:_____________________________
Title:___________________________

Acknowledgment

The Optionee acknowledges receipt of a copy of the Plan and represents that the Optionee is familiar with the terms and provisions thereof and hereby accepts this Option, subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under the Plan.


Dated:________________________




Optionee




Street Address
City  State  Zip



EXHIBIT A	Social Security Numbers





	Exercise Schedule for Option Holders of Willamette Valley Vineyards, Inc. ("the Company")

Name of Optionee:

Number of Shares subject to the Nonqualified Stock Option Agreement (i.e., the number of shares of common stock of the Company issuable upon Optionee's exercise of Nonqualified Stock Option Agreement
Number 92N-      :   shares

The number of shares which may be purchased by Optionee under his or her option, shall be determined in accordance with the following schedule:


Exercise Date		Vesting Percentage